EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

September 25, 2003

C 87007-01421

(213) 229-7000

(213) 229-7520

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Re:	Standard Pacific Corp. Registration Statement on Form S-3 (File No. 333-104037)

Ladies and Gentlemen:

As counsel for Standard Pacific Corp., a Delaware corporation (the “Company”), we are familiar with the Company’s registration statement on Form S-3 (File No. 333-104037) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement and prospectus related thereto filed with the Commission on September 24, 2003 (the “Prospectus “) with respect to the registration of $150,000,000 aggregate principal amount of the Company’s senior debt securities designated as 6 1/2% Senior Notes due 2008 (the “Securities”). The Securities are to be publicly offered and sold by Credit Suisse First Boston LLC, Banc One Capital Markets, Inc., Fleet Securities, Inc., Comerica Bank, Inc. and PNC Capital Markets, Inc. (collectively, the “Underwriters”). The Securities will be acquired by the Underwriters pursuant to the terms of an Underwriting Agreement, dated September 23, 2003 among the Company and the Underwriters (the “Underwriting Agreement”).

The Securities will be issued pursuant to the Indenture, dated as of April 1, 1999, as supplemented through the date hereof (the “Indenture”), by and between the Company and Bank One Trust Company, N.A., as Trustee.

We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original

Standard Pacific Corp

September 25, 2003

documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) that such documents are binding on all persons (other than the Company) signing such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that when the Securities shall have executed and authenticated in accordance with the terms of the Indenture and delivered against payment pursuant to the Underwriting Agreement, the Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the following exceptions, qualifications and limitations:

A.    Our opinion set forth above is subject to the effect of (1) any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers or preferential transfers), and (2) general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether enforceability is considered in a proceeding in equity or at law.

B.    This opinion is limited to the current laws of the State of New York, the current federal laws of the United States, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof.

C.    We express no opinion regarding the effectiveness of provisions relating to indemnification, exculpation or contribution to the extent that such provisions may be held unenforceable as contrary to public policy.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    GIBSON, DUNN & CRUTCHER LLP

GIBSON, DUNN & CRUTCHER LLP

GLS/MAH/BEG/sj